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                                   EXHIBIT 11

                     INNOVASIVE DEVICES, INC.

   Statement Regarding Computation of Net Loss Per Common Share
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                                                 Three months ended
                                                     March 31,
                                              ------------------------
                                                   1997          1996
                                              ----------   -----------
                                                    (unaudited)

Net loss                                      $ (873,000)  $(1,147,000)
                                              ==========   ============

Weighted average common shares
  outstanding:

  a.   Shares attributable to common
         stock outstanding                     7,260,870     1,812,015

  b.   Shares attributable to mandatorily
         convertible preferred stock                         3,518,255

  c.   Shares attributable to common stock
       options pursuant to SAB 83                              126,438
                                              ----------   -----------
Weighted average common shares outstanding     7,260,870     5,456,708
                                              ==========   ===========

Net loss per share                            $    (0.12)  $      (0.21)
                                              ==========   ============

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